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                                                                      EXHIBIT 12

DELTA AIR LINES, INC.

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In Millions, except ratios)

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
                                                 Three Months       Three Months
                                                    Ended              Ended
                                                September 30,      September 30,
                                                     1997               1996
                                                -------------      -------------
Earnings :
             Earnings before income taxes          $ 418              $ 398

Add (deduct):
             Fixed charges                           170                133
             Interest capitalized                     (9)                (8)
                                                   -----              -----

Earnings as adjusted                               $ 579              $ 523
                                                   =====              =====


Fixed charges:

             Interest expense                      $  50              $  54
             Portion of rental expense
              representative
              of the interest factor                 120                 79
                                                   -----              -----

Total fixed charges                                $ 170              $ 133
                                                   =====              =====



Ratio of earnings to fixed charges                  3.41               3.93